Exhibit 99.1

Via acquires Downtowner to expand category-leading public transit technology platform
December 15, 2025 (New York, NY) — Via, the leading provider of technology to power public transit networks, today announced the acquisition of Downtowner, a transportation technology company specializing in innovative and efficient public transit solutions for Destination Cities. This acquisition expands Viaʼs best-in-class public transit platform with a solution designed and honed over more than a decade to address a key segment of the transit market.
Founded in 2012, Downtowner has developed a sophisticated flexible, software-powered transit solution that has been adopted by many of the most iconic Destination Cities across the US. Cities such as Aspen, CO, Park City, UT, and Truckee, CA, have come to rely on the companyʼs deep expertise in supporting communities with unique transportation needs. US Destination Cities are experiencing economic expansion, accompanied by increased transportation challenges, making these communities an important and growing market for modern, technology-enabled transit.
With the addition of Downtowner, Via will broaden its platform with a product and proprietary data for efficiently managing seasonal demand, supporting critical local commuting needs, and operating in complex topographical environments subject to significant weather impact. Downtownerʼs extensive experience and data from years of partnering with Destination Cities will directly contribute to Viaʼs proprietary transit data sets, accelerating development of Viaʼs AI solutions, including its flagship AI for Cities product.
“We have long appreciated Downtownerʼs unique solution and their ability to provide exceptional technology-powered dynamic transit for the communities they serve,ˮ said Via Co-founder and CEO Daniel Ramot. “We are delighted to welcome the Downtowner founders and team into the Via family, and we are looking forward to partnering with Downtownerʼs customers to further enhance their public transit systems with Viaʼs broad transit product portfolio.“
“Joining Via is a hugely exciting milestone for our team and for the communities we serve, allowing us to continue to advance Downtownerʼs vision for public transit and affording our customers access to the premier platform for transit technology globally,ˮ said Downtowner Co-founders Stephen Murray and Travis Gleason. “We are deeply aligned with Viaʼs team on the importance of public transit in driving economic growth and the role of technology in ensuring that transit is efficient and meets the needs of riders and cities alike.ˮ
The acquisition of Downtowner follows Via's highly successful acquisitions and integration of Remix and Citymapper onto its platform, and the companyʼs initial public offering on the New York Stock Exchange on September 12, 2025.
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About Via Via is the technology backbone of a modern transportation network. We transform public transportation systems into dynamic networks, based on data and demand. Cities and transit agencies around the world adopt Viaʼs suite of software and technology-enabled services to replace fragmented legacy systems and consolidate operations. As a result, Via lowers the cost of providing transit, improves the passenger experience, and brings more riders on board. Today, the Via platform is utilized by hundreds of cities across more than 30 countries to create public transportation systems that connect people with jobs, healthcare, and education.

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